UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

A-Mark Precious Metals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, California 90245

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF A-MARK PRECIOUS METALS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of A-Mark Precious Metals, Inc. (“A-Mark” or the “Company”) will be held at 9:00 a.m. Pacific Time on Thursday, October 29, 2020. At the meeting, you will be asked to consider and act upon the following matters:

1.	to elect six directors to serve for a term of one year (until the 2021 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;
2.	to vote, on an advisory basis, to approve the fiscal year 2020 compensation of named executive officers of the Company, as disclosed in this Proxy Statement;
3.	to vote to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2021; and
4.	to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Due to the continuing public health and travel concerns related to the coronavirus (COVID-19) pandemic, A-Mark has determined to hold the Annual Meeting virtually as a live audio webcast. You will not be able to physically attend the Annual Meeting. To attend the Annual Meeting, you will need to visit the virtual meeting website at www.meetingcenter.io/222020988 (the “Meeting Website”). Participants may choose to join the virtual meeting as a “shareholder” or as a “guest.” To enter the virtual meeting as a shareholder, participants will be required to enter a valid control number and password. The password for the meeting is AMRK2020. A control number or password will not be required to join the virtual meeting as a guest; please note, however, that guests will not have the option to vote during the virtual meeting.

If your shares are registered directly in your name with A-Mark’s transfer agent, American Stock Transfer & Trust Co., you are considered the “shareholder of record” of those shares and you may use the control number found on the Notice of Internet Availability of Proxy Materials or proxy card to enter the virtual meeting and vote at the meeting (using the password stated above). If you are a beneficial owner of shares in “street name” – that is, your shares are held in an account with a bank, broker or nominee – and you wish to vote your shares at the meeting, you must pre-register with Computershare Shareholder Services, our mailing and tabulation agent, no later than 5:00 p.m. Pacific Time on Friday, October 23, 2020 by (i) requesting from your bank, broker or nominee proof of your proxy power (a “legal proxy”) and (ii) e-mailing to Computershare at legalproxy@computershare.com your name and e-mail address and either (a) the forwarded e-mail from your broker containing your legal proxy or (b) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming registration and providing a control number to enter the virtual meeting and vote at the meeting as a stockholder (using the password stated above).

On the date of the Annual Meeting, online access to the Annual Meeting will open at 8:30 a.m. Pacific Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Pacific Time. We encourage you to log-in 15 minutes prior to the start time of the Annual Meeting.

In accordance with the Company’s By-laws and action of the Board of Directors, only those stockholders of record at the close of business on September 4, 2020, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

For the Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet, by telephone and during the Annual Meeting.

Stockholders of record and stockholders who own in “street name” who register in advance will have the opportunity to vote their shares during the Annual Meeting by following the instructions available on the Meeting Website during the Annual Meeting.   Whether or not you expect to attend the virtual Annual Meeting, we encourage you to submit your proxy in advance of the meeting by Internet or by telephone, as described in this proxy statement (or, if you received a full set of the proxy materials by mail, by completing and returning the proxy card in the envelope provided). If you execute a proxy but later decide to attend the Annual Meeting virtually and vote electronically, or for any other reason desire to revoke your proxy, you may do so as described in this proxy statement at any time before your proxy is voted. Submitting a proxy will not prevent you from attending the Annual Meeting virtually and voting electronically during the meeting if you so desire.

By order of the Board of Directors,
/s/ Carol Meltzer
CAROL MELTZER
Corporate Secretary

El Segundo, California

September 18, 2020

A-Mark Precious Metals, Inc.

PROXY STATEMENT FOR FISCAL YEAR 2020

ANNUAL MEETING OF STOCKHOLDERS

To be held on October 29, 2020

The Board of Directors of A-Mark Precious Metals, Inc. is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders to be held on October 29, 2020, at 9:00 a.m. Pacific time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held in a virtual meeting format only, and you will therefore not be able to attend the Annual Meeting in person.

The Company’s principal executive office is located at 2121 Rosecrans Avenue, Suite 6300, El Segundo, CA 90245; the telephone number is (310) 587-1477. All inquiries regarding the Annual Meeting should be directed to Carol Meltzer, Corporate Secretary.

The only voting securities of A-Mark Precious Metals, Inc. are shares of common stock, par value $0.01 per share, or Common Stock, of which there were 7,035,089 shares outstanding as of September 4, 2020, which we refer to as the "Record Date." The holders of a majority of the outstanding class of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

In this Proxy Statement, we refer to A-Mark Precious Metals, Inc. as the “Company,” “A-Mark," “we” or “us” and the Board of Directors as the “Board.”

A-Mark's 2020 Annual Report, which includes its Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC, is also available at the following website: www.meetingcenter.io/222020988 (the “Meeting Website”) You also may obtain a copy of the Company’s 2020 Annual Report including the Annual Report on Form 10-K, without charge, by contacting: Corporate Secretary, A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

QUESTIONS AND ANSWERS

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to use the Internet as the primary means of providing our proxy materials to stockholders. Accordingly, on or about September 18, 2020, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the Company’s Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record as of September 4, 2020, which we refer to as the Record Date. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice.

Will I receive any other proxy materials by mail?

You may request a printed copy of our proxy materials by following the instructions found in the Notice.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by voting electronically during the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on October 29, 2020 at 9:00 a.m. Pacific Time. Due to the continuing public health and travel concerns related to the coronavirus (COVID-19) pandemic, we have determined to hold the Annual Meeting virtually. You will not be able to physically attend the Annual Meeting.

To attend the Annual Meeting, you will need to visit the virtual meeting website at www.meetingcenter.io/222020988 (the “Meeting Website”). Participants may choose to join the virtual meeting as a “stockholder” or as a “guest.” To enter the virtual meeting as a stockholder, participants will be required to enter a valid control number and password. The password for the meeting is AMRK2020. A control number or password will not be required to join the virtual meeting as a guest; please note, however, that guests will not have the option to vote during the virtual meeting.

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Co., you are considered the “stockholder of record” of those shares and you may use the control number found on your Notice or proxy card to enter the virtual meeting.

If your shares are held in a stock brokerage account or by a bank or other record holder (a “nominee”), you are considered the “beneficial owner” of shares held in “street name.” If you are a beneficial owner and intend to vote or change a previously submitted vote at the Annual Meeting, you must pre-register with Computershare no later than 5:00 p.m. Pacific Time on Friday, October 23, 2020, by (i) requesting from your bank, broker or nominee proof of your proxy power (a “legal proxy”) and (ii) e-mailing to Computershare at legalproxy@computershare.com your name and e-mail address and either (a) the forwarded e-mail from your bank, broker or nominee containing your legal proxy or (b) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming registration and providing a control number to enter the virtual meeting as a stockholder (using the password stated above).

On the date of the Annual Meeting, online access to the Annual Meeting will open at 8:30 a.m., Pacific Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Pacific Time. We encourage you to log-in 15 minutes prior to the start time of the Annual Meeting.

Who is entitled to vote, and how many votes do I have?

You may vote if you owned common stock of A-Mark at the close of business on September 4, 2020. For each item presented for voting, you have one vote for each share you own.

How do I vote?

--Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote your shares in one of the following ways:

•	Vote by proxy over the Internet: Follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card;
•	Vote by proxy by telephone: Follow the instructions for telephone voting after calling the number indicated on the Notice of Internet Availability of Proxy Materials or on the proxy card;
•	Vote by proxy by mail: If you properly requested and received a proxy card by mail or email, complete, sign and date the proxy card and return it promptly; or
•	Vote during the Annual Meeting: Follow the voting instructions at the Meeting Website.

Even if you plan to attend the meeting virtually, we encourage you to vote by proxy as soon as possible.

-- Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If, on the Record Date, your shares were held not in your name but rather in an account at a brokerage firm, bank, dealer or other agent, then you are the beneficial owner of shares held in “street name” and that institution has provided notice to you of the availability of these proxy materials. The institution holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to direct the institution that holds your shares on how you would like your shares voted.

You may also vote at the meeting if you obtain a legal proxy from your broker, bank or other nominee and pre-register with Computershare no later than 5:00 p.m. Pacific Time on Friday, October 23, 2020. To pre-register, you will need to e-mail Computershare at legalproxy@computershare.com your name and e-mail address and either (i) the forwarded e-mail from your broker, bank or nominee containing your legal proxy or (ii) an attached image of your legal proxy. Upon successful pre-registration, a beneficial owner will receive a confirmation e-mail from Computershare confirming its registration and providing a control number to enter the virtual meeting as a stockholder.

Note that if you do obtain a valid legal proxy from your broker, bank or other nominee, then any prior voting instructions you have given will automatically be revoked, and you will not be able to give any further voting instructions to your broker, bank or nominee to vote on your behalf. In that case, you must vote at the virtual Annual Meeting in order for your vote to be counted.

If you choose to attend the Annual Meeting but do not wish to revoke your prior voting instructions, you should join the meeting as a “guest”, as described above, in which case you will not be required to register with Computershare.

What am I being asked to vote on?

You are being asked to vote “FOR” the following:

Proposal No. 1: To elect Jeffrey D. Benjamin, Ellis Landau, Beverley Lepine, John U. Moorhead, Jess M. Ravich and Gregory N. Roberts as directors, to serve for a term of approximately one year, until the 2021 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified;

Proposal No. 2: To vote, on an advisory basis, to approve the fiscal year 2020 compensation of the named executive officers of the Company; and

Proposal No. 3: To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2021.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

Our Board of Directors recommends a vote “FOR” each of the aforementioned proposals.

What happens if I do not vote?

-- Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and submitting your proxy card via the Internet or telephone, or by mail, or vote during the Annual Meeting, your shares will not be voted.

-- Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), proposals relating to executive compensation (including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, we believe that your broker or nominee would not be permitted to vote your shares on Proposals No. 1 and No. 2 without your instructions, but would be permitted to vote your shares on Proposal No. 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without indicating voting selections on a given proposal, your shares will be voted as follows:

•	“For” the election of all six nominees for director;
•	“For” approval, on an advisory basis, of the fiscal year 2020 compensation of the named executive officers of the Company; and
•	“For” the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2021.

If any other matter is properly presented at the Annual Meeting, your proxy (that is, one of the individuals named as a proxy on your proxy card or other proxy authorization issued by you) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

-- Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote during the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy by mail, by telephone or over the Internet, with a later date.
•	You may send or deliver a written notice that you are revoking your proxy to our Corporate Secretary at A-Mark Precious Metals, Inc., 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.
•

You may vote electronically during the virtual Annual Meeting after giving written notice to the Corporate Secretary of the Company. Your virtual attendance at the Annual Meeting, in and of itself, will not revoke the proxy.

-- Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank, or other nominee, you should follow the instructions provided by them. In addition, if you obtain a legal proxy from your brokerage firm, bank, or other nominee, then any prior voting instructions you have given will be revoked. In that case, you must vote at the virtual Annual Meeting in order for your vote to be counted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For the election of directors, the six nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. “Withhold” votes and broker non-votes will have no effect.

•

To be approved, Proposal No. 2, the advisory vote on the compensation of our Named Executive Officers ("NEOs"), must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes will have no effect.

•

To be approved, Proposal No. 3, ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2021, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and voting on this matter at the Annual Meeting. “Abstain” votes and broker non-votes (which are not expected) will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding 7,035,089 shares are present at the Annual Meeting in person or represented by proxy and entitled to vote.

Shares will be counted towards the quorum only if we have received a valid proxy or the shares are voted at the Annual Meeting. Shares that are recorded as abstentions or broker non-votes will be treated as present and therefore count towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place, but no other business may be transacted at the meeting.

How are proxies solicited and who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers or other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please ensure that all of your shares are properly voted.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the Company’s filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days following the day that final results are available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information with respect to the beneficial ownership of our common stock (our only class of outstanding capital stock) at September 4, 2020 by:

•	each of our directors;
•	each NEO named in the summary compensation table;
•	all of our current directors and executive officers as a group; and
•	each of our stockholders who has reported beneficial ownership of more than 5% of the outstanding class of our common stock.

Beneficial Ownership of Principal Stockholders

The following table shows certain information for any person who reported being a current “beneficial owner” of more than 5% of A-Mark’s common stock. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after September 4, 2020. Beneficial ownership information is presented as of September 4, 2020, except that where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Jeffrey D. Benjamin (2)	861,245	12.0%
William A. Richardson (3)	1,044,026	14.8%
Gregory N. Roberts (4)	1,208,802	16.2%

(1)	All percentages have been calculated based on 7,035,089 shares of A-Mark common stock outstanding at September 4, 2020.
(2)

Beneficial ownership of Jeffrey D. Benjamin is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of shares of A-Mark common stock at March 21, 2014 and additional information provided to the Company. At September 4, 2020, his beneficial ownership of A-Mark common stock totaled 861,245 shares, including 119,856 shares issuable to Mr. Benjamin upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.  The reported beneficial ownership also includes 250,000 shares held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership.  The address of Mr. Benjamin is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

(3)

Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014, and additional information provided to the Company.  At September 4, 2020, his beneficial ownership of A-Mark common stock totaled 1,044,026 shares includes 778,938 shares owned directly by Silver Bow Ventures LLC (11.1% of the currently outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts.  The address of Mr. Richardson and Silver Bow Ventures LLC is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

(4)

Beneficial ownership of Gregory N. Roberts is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014 and additional information provided to the Company.  At September 4, 2020, his beneficial ownership of A-Mark common stock totaled 1,208,802 shares, including 10,300 shares as to which Mr. Roberts has sole voting and dispositive power and 778,938 shares owned directly by Silver Bow Ventures LLC (11.1% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson (the Silver Bow Ventures LLC shares also are included in Mr. Richardson's beneficial ownership reported above), and including shares issuable to Mr. Roberts upon exercise of 419,564 options to acquire A-Mark common stock (as to which Mr. Roberts has sole voting and sole dispositive power) that are currently exercisable or will become exercisable within 60 days of September 4, 2020.  Such beneficial ownership excludes 227,729 stock options that are not currently exercisable and will not become exercisable within 60 days.  The address of Mr. Roberts is 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

Beneficial Ownership of Management

The following table shows the number of shares of common stock beneficially owned as of September 4, 2020, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.

Beneficial Ownership of Management

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Jeffrey D. Benjamin (2)	861,245		12.0%
Ellis Landau	179,025		2.5%
Beverley Lepine	4,000	(3)	*
William Montgomery	198,662	(4)	2.8%
John U. Moorhead	18,272		*
Jess M. Ravich	233,668		3.3%
Gregory N. Roberts (5)	1,208,802		16.2%
Thor G. Gjerdrum	134,724	(6)	1.9%
Brian Aquilino	14,000	(7)	*
All current directors and executive officers as a group (11 persons)	2,908,947	(8)	37.4%

*	Less than 1%.
(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(2)	See footnote (2) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(3)	Includes 3,000 shares issuable upon exercise of stock options that are currently exercisable.
(4)	Includes 177,745 shares held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.
(5)	See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.
(6)	Includes 134,724 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(7)	Includes 14,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(8)	Includes 733,693 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

INFORMATION ABOUT OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton, LLP audited the Company's consolidated financial statements for the fiscal years ended June 30, 2020 and 2019, and has served as our independent registered public accounting firm since June 12, 2015.

Fees to Independent Registered Public Accounting Firm for Fiscal 2020 and 2019

The following table sets forth by fee category the aggregate fees for professional services rendered by Grant Thornton, LLP.

in thousands	Grant Thornton LLP
Years Ended June 30,	2020	2019
Fee Category:
Audit fees (1)	$755	$718
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total	$755	$718

(1)	Audit fees consisted of services rendered by the principal accountant for the audit and reviews of our annual and quarterly condensed consolidated financial statements.
(2)

Audit-related fees includes the aggregate fees for assurance and related services provided that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit fees.”

(3)

Tax fees consists of professional services rendered for tax compliance, tax planning, tax advice, and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

(4)	All other fees include the aggregate fees for products and services provided that are not reported above under “Audit fees,” “Audit-related fees” or “Tax fees.”

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval. All fees paid to our independent registered public accounting firm during the periods covered by this report and through the date hereof were in accordance with this pre-approval policy.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

A-Mark’s Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2020 with management. A-Mark’s Audit Committee has discussed the matters required by Auditing Standard No. 16 (Communications with Audit Committees) and other authoritative guidance with its independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 (Auditor Independence) of the Public Company Accounting Oversight Board (“PCAOB”), and has discussed with such firm its independence from A-Mark and its management, and has considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.

Based on the review and the discussions noted above, A-Mark’s Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the Securities and Exchange Commission.

Audit Committee of A-Mark Precious Metals, Inc.

Ellis Landau (Chairman) Beverley Lepine William Montgomery John U. Moorhead

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties are entities that the Company controls or has the ability to significantly influence. Related parties also include persons who are affiliated with related entities or the Company that are in a position to influence corporate decisions (such as owners, executives, board members and their families). In the normal course of business, we enter into transactions with our related parties. Below is a list of related parties with whom we have significant transactions:

1)

Stack’s Bowers Numismatics LLC. ("Stack's Bowers Galleries"). Stack's Bowers Galleries is a wholly-owned subsidiary of Spectrum Group International, Inc. ("SGI"). In March 2014, SGI distributed all of the shares of common stock of A-Mark to its stockholders, effecting a spinoff of A-Mark from SGI. As a result of this distribution the Company became a publicly traded company independent from SGI.

Gregory N. Roberts, our CEO and a director, serves as CEO and a director of SGI, parent company to Stack's Bowers Galleries, and, together with William A. Richardson (indirectly through Silver Bow Ventures LLC, a company controlled by our CEO and Mr. Richardson) are principal stockholders of SGI.  Our other directors who served as directors of SGI prior to the spin-off in March 2014 (this is all of our current other directors except Ms. Lepine) have retained ownership of stock in SGI, in each case representing less than 10% of the outstanding class of SGI's common stock except for Mr. Benjamin, whose post-spinoff ownership slightly exceeds 10%. Such ownership, if aggregated with that of Mr. Roberts and Mr. Richardson, represents control of SGI.  Carol Meltzer, our Executive Vice President, General Counsel and Secretary, also serves as an executive officer of SGI.

2)	SilverTowne, L.P. SilverTowne L.P. is a non-controlling owner of AMST (the Company's minting operations).
3)

Equity method investees. The Company has three investments in privately-held entities, each of which is a precious metals retailer and customer of the Company. For each of these entities, the Company has: 1) an exclusive supplier agreement, for which these entities have agreed to purchase all bullion products required for their businesses exclusively from A-Mark, subject to certain limitations; 2) a product fulfillment services and storage agreement; and 3) the right to appoint a director to the entity's board of directors (which has been exercised in each case).

Our related party transactions include (i) sales and purchases of precious metals, (ii) financing activity, (iii) repurchase arrangements, and (iv) hedging transactions. Below is a summary of our related party transactions.

Former Parent and its Subsidiaries

In addition to transactions with other affiliates as indicated below, the Company engages in related party transactions with Stack’s Bowers Galleries, a wholly owned subsidiary of SGI. Such transactions include (i) sales and purchase transactions, and (ii) transactions in which the Company assists Stack’s Bowers in financing the purchase of rare coins and precious metals products, both through precious metal repurchase arrangements in which the Company receives a fee based upon the commodity value of the coins, and through loans to Stack’s Bowers from the Company's subsidiary Collateral Finance Company ("CFC") secured by the coins or precious metal. The effect of these transactions is reflected in the following tables.

Balances with Related Parties

As of June 30, 2020 and June 30, 2019, the Company had related party receivables and payables balances as set forth below:

in thousands
	June 30, 2020				June 30, 2019
	Receivables		Payables		Receivables	Payables
Stack's Bowers Galleries	$7,981	(1)	$—		$17,630	$—
Equity method investees	1,828	(2)	3,421	(3)	4,978	163
SilverTowne L.P.	77	(2)	—		241	—
	$9,886		$3,421		$22,849	$163

(1)

Balance principally includes two secured lines of credit with a balance of $8.0 million and $0.7 million (shown as a component of secured loans receivables) and trade receivables of $0.7 million.  See "Secured Lines of Credit ", below.

(2)	Balance primarily represents trade receivables, net.
(3)	Balance primarily represents trade receivables, net.

Long-term Investments

As of June 30, 2020 and June 30, 2019, the aggregate carrying balance of the equity method investments was $16.8 million and $11.9 million, respectively.

Secured Lines of Credit

On September 19, 2017, CFC entered into a loan agreement with Stack's Bowers Galleries providing a secured line of credit, bearing interest at a competitive rate per annum, with a maximum borrowing line (subject to temporary increases) of $5.3 million. The loan is secured by precious metals and numismatic products. As of June 30, 2020 and June 30, 2019, the outstanding principal balance of this loan was $0.7 million and $6.4 million, respectively.

On March 1, 2018, CFC entered into a loan agreement with Stack's Bowers Galleries providing a secured line of credit on the wholesale value (i.e., the excess over the spot value of the metal), of numismatic products bearing interest at a competitive rate per annum, with a maximum borrowing line (subject to temporary increases) of $10.0 million. In addition to the annual rate of interest, the Company is entitled to receive a participation interest equal to 10% of the net profits realized by Stack's Bowers Galleries on the ultimate sale of the products. As of June 30, 2020 and June 30, 2019, the outstanding principal balance of this loan was $8.0 million and $7.5 million, respectively.

Sales and Purchases

During the years ended June 30, 2020 and 2019, the Company made sales and purchases to various companies, which have been deemed to be related parties, as follows:

in thousands
	Years Ended
	June 30, 2020		June 30, 2019
	Sales	Purchases	Sales	Purchases
Stack's Bowers Galleries	$53,783	$47,765	$30,418	$36,946
Equity method investees	828,765	30,989	508,522	16,679
SilverTowne L.P.	8,061	748	12,914	1,611
	$890,609	$79,502	$551,854	$55,236

Interest Income Earned

During the years ended June 30, 2020 and 2019, the Company earned interest income related to loans made to Stack's Bowers Galleries and to financing arrangements (including repurchase agreements) with affiliated companies, as set forth below:

in thousands
	Years Ended
	June 30, 2020	June 30, 2019
Interest income from secured loans receivables	$917	$1,058
Interest income from finance products and repurchase arrangements	6,341	6,275
	$7,258	$7,333

Interest Expense

During the years ended June 30, 2020 and 2019, the Company incurred interest expense, including debt amortization costs, related to debt payable to certain lenders to Goldline, which included some members of the Company’s Board of Directors that totaled $0.0 million and $0.3 million, respectively.  The underlying credit facility was paid in full in the second quarter of fiscal 2019.

Other Income

During the years ended June 30, 2020 and 2019, the Company recorded its proportional share of its equity method investee's net income as other income that totaled $4.9 million and $1.2 million, respectively.

During the years ended June 30, 2020 and 2019, the Company earned royalty income related to one of CFC's secured lending agreements with Stack's Bowers that totaled $0.6 million and $0.1 million, respectively.

During the years ended June 30, 2020 and 2019 the Company recorded an earn-out revaluation adjustment of $0 and $588,000, respectively, which was related to a contingent payable due to SilverTowne L.P.

Purchase of A-Mark Shares from Related Persons

During the years ended June 30, 2020 and 2019, there were no purchases of A-Mark shares from our directors, executive officers or principal stockholders. (A cash settlement of an equity award held by our CEO, on May 21, 2020, is treated for this purpose not as a purchase but as a compensation transaction).

Precious Metals Transaction with Related Parties

During fiscal 2020, Jeffrey D. Benjamin, Chairman of the Board, purchased and sold precious metals through A-Mark and paid associated storage fees.  The Company believes that all transactions were on an arms’ length basis and on terms and conditions applicable to unaffiliated third parties. The aggregate value of these transactions (in U.S. dollars) during fiscal 2020 was $504,727.

Policy and Procedures Governing Related Party Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “Statement of Policy Regarding Transactions with Related Persons.” Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any proposed “related person transaction” (defined as any transaction or series of related transactions that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000) in which such related person has or will have a direct or indirect material interest, together with all material facts with respect thereto. Our general counsel must promptly communicate such information to our Audit Committee (references in this paragraph to the Audit Committee include any other independent body of our Board of Directors, which may act instead of the Audit Committee). No related-person transaction will be entered into without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related-person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee in determining whether or not to approve or ratify a related-person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware company.

Executive Compensation

The table below sets forth the compensation of the Company's named executive officers ("NEOs") for fiscal 2020 and 2019.

Summary Compensation Table - Fiscal 2020 and 2019
Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Gregory Roberts	2020	$560,000	$100,000	$46,970	$842,411	$840,000	$47,564	$2,436,945
Chief Executive Officer and Director	2019	$560,000	$45,000	$—	$222,912	$105,000	$42,703	$975,615
Thor Gjerdrum	2020	$500,000	$50,000	$—	$236,000	$750,000	$33,327	$1,569,327
President	2019	$500,000	$—	$—	$78,012	$100,000	$38,899	$716,911
Brian Aquilino	2020	$235,011	$225,000	$—	$108,600	$—	$38,132	$606,743
Chief Operating Officer (5)

(1)	Salary amounts represent salary paid for services performed in the fiscal year. Salary payments received may vary due to the timing of pay periods that start in one fiscal year and end in the next.
(2)

Bonus amounts for fiscal 2020 include signing bonuses paid upon entry into new or renewed employment agreements and, in the case of Mr. Aquilino, annual incentive paid for fiscal 2020 performance.  See “Narrative Discussion of Executive Compensation.”

(3)

The value of the stock award in fiscal 2020 shown in this column is the amount of the grant-date fair value computed in accordance with FASB ASC Topic 718, by means of a Monte Carlo simulation.  The valuation assumptions used for determining the fair value of the stock award is summarized in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

(4)

The value of the option awards shown in this column is the amount of the grant-date fair value, computed in accordance with FASB ASC Topic 718. The valuation assumptions used for determining the fair value of stock options granted during fiscal 2020 is summarized in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

(5)	Non-equity incentive plan compensation paid for fiscal 2020 for these NEOs is described in greater detail below in “Narrative Discussion of Executive Compensation.”
(6)	Amounts in this column for fiscal 2020 are as follows:
•	Mr. Roberts received $9,000 as a car allowance, $7,581 as a 401(k) matching contribution and $28,538 as a cash payment in lieu of vacation time, and $2,445 as a life-insurance allowance.
•	Mr. Gjerdrum received $9,000 as a car allowance, $7,500 as a 401(k) matching contribution, and $16,827 as a cash payment in lieu of vacation time.
•	Mr. Aquilino received $6,688 as a 401(k) matching contribution, and $31,444 as a cash payment in lieu of vacation time.

Narrative Discussion of Executive Compensation

In fiscal 2020 and 2019, our named executive officers were employed and compensated directly by A-Mark and its subsidiaries for their services. Mr. Roberts, our CEO, also provided services to SGI as its Chief Executive Officer, President and a Director of SGI, for which he was compensated separately by SGI. SGI is a business entity separate from A-Mark, and its financial results and compensation practices had no effect on A-Mark in fiscal 2020 and 2019.

The Compensation Committee's approach to executive compensation has focused on providing total cash compensation at levels sufficient to attract and retain senior-level executives within our industry. Performance-based annual incentive awards, as part of the cash compensation opportunity, are a key element of the compensation of Mr. Roberts, our CEO, and Mr. Gjerdrum, our President. These are the NEOs who in fiscal 2020 were most directly responsible for our business results.

Equity awards, in the form of stock options, have been granted to our NEOs at various times. The CEO, the President and the Chief Operating Officer each received a grant of stock options in fiscal 2020, each in connection with the entry into a new employment agreement (described below). The CEO was granted 212,730 stock options with an exercise price of $10.25 which vest as to one-third of the underlying shares on June 30 of each of 2021, 2022 and 2023. The President was granted 25,000 stock options with an exercise price of $13.34 and 25,000 stock options with an exercise price of $15.34, which vested or will vest as to one-third of the underlying shares on June 30 of each of 2020, 2021 and 2022.  The Chief Operating Officer was granted 30,000 stock options with an exercise price of $9.28, which vest as to all of the underlying shares on June 30, 2023. The exercise prices of the options were set at the closing market price of our common stock on the date of grant, except the exercise price of one of the grants to the President was at a premium to the then current market price of our common stock. The Committee grants equity-based compensation to serve as an additional incentive that is aligned with the interests of stockholders and to promote retention of executives and long-term service.

During fiscal 2020, we also granted 7,000 performance-based restricted stock units (“RSUs”) to our CEO, upon his execution of a new employment agreement.  This award is described further in the discussion of the new employment agreement, below.

Employment Agreements

We have chosen to formalize significant terms of employment of some of our NEOs by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our financial services industry, there is a high degree of competition for talented executives and employees. Hiring often involves substantial negotiations regarding employment terms, which generally must be reflected in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for specified time periods and thereby limiting renegotiations, and also by including provisions for the protection of our business.

During fiscal 2020, Mr. Roberts’ employment was governed by an employment agreement we entered into with him on February 19, 2016, providing for an employment term extending until June 30, 2020, Mr. Gjerdrum’s employment was governed by an employment agreement we entered into with him on August 1, 2019, providing for an employment term extending until June 30, 2022, and, upon his promotion to Chief Operating Officer, Mr. Aquilino’s employment was governed by an employment agreement we entered into with him on May 14, 2020, providing for an employment term extending until June 30, 2023.

Significant terms of the CEO's employment agreement applicable to service in fiscal 2020 were as follows:

•

Under the agreement, the CEO's salary in fiscal 2020 was $560,000.  This was the applicable rate based on the CEO devoting 80% or more of his working time to A-Mark.  The CEO is permitted to continue to serve in executive capacities at SGI, for up to 20% of his working time.

•	Under the employment agreement, the CEO’s salary level would have been adjusted upward by 25% at such time as he ceased to provide services to SGI and devoted 100% of his working time to A-Mark.
•

In fiscal 2020 and other years in the employment term, the CEO was provided with an annual incentive opportunity to earn an amount equal to 100% of salary by achieving targeted levels of performance, and with the opportunity to earn 80% of salary at threshold performance levels and up to 150% of salary for above-target performance levels.

•

Performance goals for the annual incentive are based 75% on achievement of annual goals tied to the level of pre-tax profits (as defined) and 25% on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. The annual incentive award permits the A-Mark Compensation Committee to exercise discretion in determining the final payout in certain cases.

•

Upon the CEO’s signing of the employment agreement in February 2016, we granted to him stock options covering 300,000 shares of A-Mark common stock, with two thirds having an exercise price at a premium to the then-current market price of A-Mark common stock. These options are described further in the Table "Outstanding Equity Awards at Fiscal Year End," below.  From time to time the Compensation Committee has granted additional compensatory stock options to the CEO.

•

The employment agreement provided certain benefits to the CEO, including a monthly motor vehicle allowance of $750, reimbursement for the cost of term life insurance based on the cost of a five-year, $1 million policy, medical insurance, disability insurance and other benefits made generally available to executives.

•	Payments and benefits upon termination of employment are described below.

In November 2019, we entered into a new employment agreement with Mr. Roberts, our Chairman of the Board and Chief Executive Officer (CEO), to become effective (except as described below) upon the expiration of his existing employment agreement at June 30, 2020.  The new employment agreement contains the following key terms:

•

The term of the agreement extends from July 1, 2020 through June 30, 2023.  Under the agreement, the CEO is permitted to continue to serve in executive capacities at SGI for up to 20% of his working time.

•

Salary will be $560,000 per year during the employment term, which is the CEO’s current salary level. However, the salary level will be adjusted upward by 25% at such time as the CEO ceases to provide services to SGI and devotes full time to A-Mark.

•

As under his previous employment agreement, the CEO has an annual incentive opportunity to earn an amount equal to 100% of salary by achieving target performance.  Performance goals for the annual incentives will be based 75% on achievement of a pre-specified level of pre-tax profits (as defined) and 25% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year.  For pre-tax profits performance at a specified threshold level, the CEO will earn 80% of the portion of target bonus based on pre-tax profits performance. For performance above target levels, the Compensation Committee may exercise discretion to determine the final payout in excess of the target payout levels, up to a maximum of 150% of the target bonus. However, if our pre-tax profit for a fiscal year during the employment term is less than $10 million, the final annual incentive bonus will be determined entirely in the discretion of the Compensation Committee, regardless of the level of achievement of the pre-specified performance goals.

•

Under the new employment agreement, upon signing, the CEO was granted stock options covering 212,730 shares of our common stock.  The stock options have an exercise price of $10.25 per share, the closing price of our common stock on November 22, 2019, and will vest and become exercisable as to one-third of the underlying shares at the end of each fiscal year of the employment term, subject to accelerated vesting in specified circumstances.  He was also granted 7,000 restricted stock units upon signing, with vesting based on achievement of a target level for the market price of our common stock by $15 per share by the end of the employment term, subject to accelerated vesting in specified circumstances.  The performance goal was achieved May 2020, resulting in the vesting of the restricted stock units, which award was then settled by payment by A-Mark of $114,520, based on the then fair market value per share of our common stock.

•	Under the new agreement, the CEO received a signing bonus of $100,000 in November 2019.
All of the compensation granted or paid upon signing of the employment agreement was subject to forfeiture or clawback if the CEO failed to remain in service at July 1, 2020.
•

Benefits under the new agreement are similar to those under the CEO’s previous employment agreement, consisting of medical insurance, disability insurance, a car allowance and other benefits made generally available to executives.

•

Payments and benefits upon termination of employment are not materially different from those provided under the previous employment agreement. These include severance and a pro rata bonus for the year of termination payable upon a termination of the CEO’s employment by us not for cause or by the CEO for good reason, as defined. Severance would consist of a lump sum payment equal to the annualized level of salary paid over the preceding 36 months plus the average annual incentive paid for the three completed fiscal years before the year of termination, but in any case not less than $1 million. In the case of a qualifying termination, the stock options and restricted stock units granted under the agreement would vest on an accelerated basis.

In August 2019, we entered into a new employment agreement with Mr. Gjerdrum, our President, replacing his previous employment agreement that had expired on June 30, 2019. The new employment agreement, effective as of July 1, 2019, contains the following key terms:

•	The term of the agreement extends from July 1, 2019 through June 30, 2022.
•	Salary in fiscal 2020 was $500,000, with annual increases of $25,000 in each of fiscal 2021 and 2022.
•

As under his previous employment agreement, the President has an annual incentive opportunity to earn an amount equal to 75% of salary by achieving target performance.  Performance is based partly on achieving a goal relating to pre-tax profits and partly based on other goals, with the nature of those other goals and the weighting of all goals set by the Compensation Committee.  Achievement of 80% of the profits goal will result in payment of 25% of the payout set for achievement of the target profits goal.  Payout levels may be varied in the discretion of the Committee, including in the event of partial achievement of the other goals or for achievement in excess of target levels with respect to any goal, but may not exceed 150% of the target payout.

•

Under the new employment agreement, upon signing, the President was granted stock options covering 50,000 shares of A-Mark common stock.  The options are non-qualified stock options with a maximum term of ten years.  One-half of the stock options have and exercise price of $13.34 per share (the closing price per-share on the grant date), and one-half of the stock options have a premium exercise price of $15.34 per share. The options vest 33.3% for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.

•	Under the new agreement, the President received a signing bonus of $50,000 in August 2019.
•

Benefits under the new agreement are similar to those under Mr. Gjerdrum’s previous employment agreement, consisting of medical insurance, disability insurance and other benefits made generally available to executives.

•	Payments and benefits upon termination of employment are the same as provided under the previous employment agreement, as discussed below.

On March 9, 2020, our Board appointed Brian Aquilino to the position of Chief Operating Officer.  In connection with the promotion of Mr. Aquilino, we entered into a new employment agreement with him on May 14, 2020.  The employment agreement, effective as of the date of his promotion, contains the following key terms:

•	The term of the agreement extends from March 9, 2020 through June 30, 2023.
•	Effective upon his promotion, the Chief Operating Officer’s salary was $275,000.
•

The Chief Operating Officer was provided in each fiscal year during the employment term an annual incentive opportunity to earn an amount equal to 25% of salary in fiscal 2020 and 50% of salary each year thereafter through fiscal 2023.  The fiscal 2020 annual incentive was determined in the discretion of the Compensation Committee and Board of Directors.  The latter annual incentives will be earned by achieving pre-specified individual and company-wide performance goals.

•

Upon his promotion, the Chief Operating Officer was granted stock options covering 30,000 shares of A-Mark common stock, which vest and become exercisable on June 30, 2023.  These options are described further in the Table "Outstanding Equity Awards at Fiscal Year End," below.

Under the new agreement, the Chief Operating Officer received a signing bonus of $25,000 in March 2020.

•	The employment agreement provides certain benefits to the Chief Operating Officer, including medical insurance, disability insurance and other benefits made generally available to executives.

Fiscal 2020 Annual Incentive Awards

As stated above, for fiscal 2020 our CEO and President had the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of A-Mark and other performance goals. Such performance bonuses are intended to provide performance-based cash compensation that rewards those NEOs for their contribution to our financial performance. We view pre-tax profit as a key financial metric for purposes of our business planning, and one that does not distort the incentives to management or promote undue risk and that substantially reflects the quality of the execution of our business plan by our management team.

For fiscal 2020 the performance goals for the annual incentive awards were based, for the CEO, 75% on the level of pre-tax profits and 25% on achievement of other goals and, for the President, 50% on the level of pre-tax profits and 50% on the achievement of other goals. The target level of A-Mark pre-tax profits for the CEO and President was $5.9 million, higher than A-Mark's fiscal 2019 pre-tax profit.  The target payout level for the CEO was 100% of base salary and for the President was 75% of base salary. The annual incentive could be earned in a range tied to the level of performance, ranging up to 150% of the target payout for each executive, with below-target payouts relating to pre-tax profits authorized if a threshold of 80% of the target performance was achieved.

For purposes of the annual incentive awards, “pre-tax profits” were defined as A-Mark’s net income, as determined under Generally Accepted Accounting Principles or GAAP, for the fiscal year, adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP), but with no adjustment relating to foreign currency exchange.

The other fiscal 2020 goals for the CEO were to achieve success, as determined by the Committee, in identifying and managing strategic initiatives that will improve shareholder value and position the Company for long-term growth.

The other fiscal 2020 goals for the President were:

•	Achieve or exceed the budgeted level of pre-tax net income at our Goldline, Inc. subsidiary (weighted 15%);
•	Establish new banking relationships that substantially benefit the Company and its subsidiaries (weighted 20%);
•	Manage a banking relationship relating to a specific loan (weighted 10%); and
•	Successfully implement a new financing transaction (weighted 5%).

A-Mark achieved fiscal 2020 pre-tax profit of approximately $37.9 million, which substantially exceeded the specified performance level to earn the maximum payout for the portion of their annual incentive awards based on pre-tax profits. For the portion of the annual incentive awards based on achievement of other goals unrelated to Company pre-tax profits, the Committee determined that the other goals were attained so that the corresponding payout for such goals also would be at the maximum level.  As a result, the annual incentive for fiscal 2020 for the CEO and the President was at the 150% level.

The Committee took particular notice of the outstanding Company performance in the face of the pandemic.  Specific accomplishments included a turnaround at the Company’s Goldline subsidiary in the fiscal fourth quarter, significantly increased production at the SilverTowne Mint, successful management of the Company's banking relationships, portfolio management in a stressful environment of margin calls, operational success in product shipment, and successful hiring to fill key vacancies.

As in past years, the Committee awarded discretionary bonuses to certain other officers, including to Brian Aquilino, who was promoted to Chief Operating Officer in March 2020. In determining to award this discretionary bonus, the Committee considered the recommendation of the CEO based on the Chief Operating Officer’s outstanding performance in the full fiscal year.

Additional Information on Termination and Other Employment Terms

The employment agreements of our CEO and COO in effect in fiscal 2020 provide for certain payments and benefits in the event of termination of the executive due to death, total disability, by the employer not for cause or by the executive for “Good Reason.” In addition, the terms of an executive’s equity awards may be affected by a termination of employment.

Under those employment agreements, severance payments to the executive are payable if, during the term of the employment agreement, the executive’s employment is terminated by us without cause or is terminated by the executive for “Good Reason.” Severance for such a termination in fiscal 2020 would have been payable as follows:

•

For Mr. Roberts, a lump-sum amount equal to the annualized level of salary paid during the 36 months preceding the month of termination plus the average annual incentive paid for the three fiscal years prior to the year of termination, but in any case, not less than $1 million.

•	For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.

In addition, the CEO or President would have been entitled to the following:

•

Payment of compensation accrued as of the date of termination, consisting of salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under the employer’s expense policies and payment in lieu of accrued but unused vacation.

•

Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.

Good Reason would have arisen if the employer materially decreased or failed to pay the executive’s base salary or performance bonus, or materially changed the executive’s job description or duties in a way adverse to the executive, or relocated the executive’s job site by more than a specified distance without his consent, and in each case the employer failed to cure the circumstances after notice from the executive. Other material breaches of the employment agreement may constitute “Good Reason” in some instances.

In the event of termination of the CEO's or President's employment during fiscal 2020 in other circumstances, the termination payments and benefits would have been as follows:

•	For all terminations, the compensation accrued as of the date of termination (as summarized above) would have been paid.
•	In the event of termination due to death or total disability, the executive would have received the pro rata performance bonus for the fiscal year of termination.
•	The CEO and/or his dependents would receive continued health benefits paid by the employer for six months.

Under the employment agreements and equity award agreements, the executive’s rights are not enhanced based upon a change in control of A-Mark. The agreements provide, however, that certain payments under the agreements will be reduced if, following a change in control, the executive would be subject to the “golden parachute” excise tax and the reduction in payments would result in the executive realizing a greater after-tax amount.

The employment agreements provide for indemnification to the executives for liabilities arising out of the executive’s employment. The employment agreements obligate the executives not to solicit employees to either terminate employment with us or become employees of another entity for one year following a termination for cause.

The employment agreement applicable to Mr. Roberts’ service in fiscal 2021 and later years contains substantially the same provisions governing termination and post-termination benefits as under the employment agreement as in effect for fiscal 2020, as described above.

The Compensation Committee and the Board of Directors have adopted a recoupment policy (sometimes referred to as a "clawback" policy). This policy requires that an incentive award paid out based on A-Mark's performance will be subject to forfeiture if there occurs a restatement of A-Mark's financial statements and the restated financial information would have resulted in a reduced payout (if the award were paid out within the preceding 36 months). This policy applies even if the executive did not engage in misconduct leading to the restatement. The forfeited amount would be the amount by which the original payment exceeded the payment that would have resulted from the corrected financial information.

Outstanding Equity Awards At Fiscal Year-End — Fiscal 2020

	Outstanding Equity Awards At Fiscal Year-End - Fiscal 2020
	Options Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory N. Roberts	23,972	—		14.61	2023-02-15	—	—
	23,972	—		12.52	2023-02-15	—	—
	23,972	—		10.43	2023-02-15	—	—
	100,000	—		23.80	2026-02-19	—	—
	100,000	—		25.50	2026-02-19	—	—
	100,000	—		19.80	2026-02-19	—	—
	17,647	—		17.86	2027-09-08	—	—
	3,334	6,666	(3)	17.00	2028-08-30	—	—
	11,667	23,333	(3)	13.20	2028-08-30	—	—
	—	212,730	(2)	10.25	2029-11-21
Brian Aquilino	10,000	—		19.10	2027-01-26	—	—
	1,334	666	(5)	16.52	2027-10-02	—	—
	1,000	2,000	(3)	13.20	2028-08-30	—	—
	—	30,000	(4)	9.28	2030-03-09	—	—
Thor Gjerdrum	33,333	—		17.67	2026-09-07	—	—
	66,667	—		20.00	2026-09-07	—	—
	8,058	—		17.86	2027-09-08	—	—
	5,000	10,000	(3)	13.20	2028-08-30	—	—
	8,333	16,667	(6)	15.34	2029-07-31	—	—
	8,333	16,667	(6)	13.34	2029-07-31	—	—

(1)	All options in this column were fully vested and exercisable at June 30, 2020.
(2)	These unexercisable options, granted November 22, 2019, vest and become exercisable as to one-third of the underlying shares on each of June 30, 2021, 2022 and 2023.
(3)	These unexercisable options, granted August 30, 2018, vest and become exercisable as to one-half of the underlying shares on each of August 30, 2020 and 2021.
(4)	These unexercisable options, granted March 9, 2020, vest and become exercisable as to the underlying shares on June 30, 2023.
(5)	These unexercisable options, granted October 2, 2017, vest and become exercisable as to the underlying shares on October 2, 2020.
(6)	These unexercisable options, granted August 1, 2019, vest and become exercisable as to one-half of the underlying shares on each of June 30, 2021 and 2022.

Directors' Compensation

The board of directors has adopted a policy providing for cash-based compensation of non-employee directors. Director compensation generally is reviewed by the board of directors annually and from time to time to ensure that compensation levels are fair and appropriate. Since the spin-off in March 2014, equity awards have not been granted to directors except for a grant to a new director shortly following her joining the board of directors. In the future, the board of directors may consider granting equity awards as an element of annual non-employee director compensation. All directors are entitled to reimbursement by the Company for reasonable travel to and from meetings of the board of directors, and reasonable food and lodging expenses incurred in connection therewith and other reasonable expenses.

Under the current Director Compensation Policy (which was also in effect throughout fiscal 2020), annual compensation of each non-employee director (not including compensation for special assignments) is as follows:

(1)	Cash retainer -- $60,000 per year;
(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000;
(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000; and
(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000.

No meeting fees are paid under the current Director Compensation Policy. Service as a member of a committee other than the Audit Committee or Compensation Committee does not result in additional compensation. Directors who are employees of the Company are not paid additional compensation for service as a director. In addition to regular annual compensation, the Board may approve special compensation to a non-employee director for non-recurring Board work; no special compensation was paid in fiscal 2020.

The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, will be deemed to begin on the date of our annual meeting of stockholders.

Jeffrey D. Benjamin, the Chairman of the Board, receives no additional cash compensation for service in that capacity under this Policy (he does receive the regular annual retainer for service as a non-employee director, however).

The following table sets forth information regarding compensation earned by non-employee directors of the Company during fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jeffrey D. Benjamin	$60,000	$—	$—	$—	$60,000
Ellis Landau	$75,000	$—	$—	$—	$75,000
Beverley Lepine	$65,000	$—	$—	$—	$65,000
William Montgomery (2)	$65,000	$—	$—	$—	$65,000
John Moorhead	$75,000	$—	$—	$—	$75,000
Jess M. Ravich	$70,000	$—	$—	$—	$70,000

(1)

At June 30, 2020, Ms. Lepine and Mr. Benjamin held stock options to purchase A-Mark shares.  Ms. Lepine held an option to purchase 3,000 shares, exercisable at $10.08 per share, which was vested and exercisable.  This option was granted to Ms. Lepine in 2015, upon her joining the Board.  At June 30, 2020, Mr. Benjamin held an option to purchase 119,856 shares at $8.35 per share, which was vested and exercisable.  This option was granted at the time of the spin-off in fiscal 2014, as a replacement and adjustment of an option to purchase 500,000 SGI shares.

(2)	Mr. Montgomery will retire from the Board at the conclusion of his current term.

Equity Compensation Plan Information

The following table provides information as of June 30, 2020, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,249,813	$15.24	243,644	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,249,813	$15.24	243,644

(1)

Represents shares that are available for future issuance under A-Mark's amended and restated 2014 Stock Award and Incentive Plan (the "2014 Plan").  All of the 2014 Plan shares that are available for future issuance include the following award types: stock options, stock appreciation rights, restricted stock units, restricted stock, and other "full-value" awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations of directors and executive officers, during the fiscal year ended June 30, 2020, all of such persons were in compliance with the applicable Section 16(a) reporting requirements, except that the vesting and cash settlement of an equity award held by Mr. Roberts, our Chief Executive Officer, upon achievement of a performance goal, which event was reportable on a Form 4, was inadvertently filed late, and a Form 3 filing reporting that Mr. Aquilino had become an executive officer upon his promotion to Chief Operating Officer was filed five days late due to technical issues.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's directors are elected at the Annual Meeting of stockholders. Six directors will be elected at the 2020 Annual Meeting.

The Nominating Committee nominated and the Board of Directors ratified the nomination of the six nominees set forth below. All of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.

Unless authority to vote for the election of directors is withheld, the proxy will be voted FOR the election of the nominees named below.

Jeffrey D. Benjamin

Ellis Landau

Beverley Lepine

John U. Moorhead

Jess M. Ravich

Gregory N. Roberts

William Montgomery, who has served as a director since 2014, will retire from the Board of Directors at the time of the 2020 Annual Meeting.

A-Mark’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of A-Mark capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.

Information Concerning Directors

You will find below background information, specific credentials, experience and other qualifications with respect to the nominees for election at the 2020 Annual Meeting.  Each of the nominees has been nominated by the Board of Directors to serve until the next annual meeting of stockholders (in 2021) and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their beneficial ownership of A-Mark’s common stock. No other nominations were submitted for the 2020 Annual Meeting.

Jeffrey D. Benjamin, age 59, has served as Chairman of the Board and a Director since March 2014. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin served as non-Executive Chairman of the Board of SGI from 2012 until March 2014 and as a director of SGI from 2009 until March 2014. He is also a member of the boards of directors of American Airlines Group, Inc. (NASDAQ: ALL) and Rackspace Technology (NASDAQ: RXT), and serves as chairman of the audit committee of Rackspace Technology. Mr. Benjamin served on the boards of directors of Caesars Entertainment Company from 2008 to 2017, Chemtura Corporation from 2010 to 2017 and Exco Resources, Inc. from 2005 to 2016. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.

With his financial and business background and service as a public company director, Mr. Benjamin contributes to the Board in matters of corporate finance, governance, business development and industry strategy.

Ellis Landau, age 76, has served as a Director since March 2014, and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau serves as a member of the Board of Managers of Accuity Delivery Systems, LLC, a rapidly growing early stage medical service company. He is a member of its executive committee and serves as chairman of its audit committee. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Company, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau served as a director of SGI from 2012 until March 2014. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.

Mr. Landau brings to the Board substantial finance, accounting and corporate governance experience, including the experience and ability to serve as the Chairman of the Audit Committee.

Beverley Lepine, age 68, has served a Director since February 2015, and serves as a member of the Audit Committee. Ms. Lepine retired as Chief Operating Officer from the Royal Canadian Mint, a Canadian Federal Crown Company, after 27 years in various positions, including Chief Financial Officer and Vice President of Manufacturing. Prior to joining the Royal Canadian Mint, Ms. Lepine worked from 1980 until 1987 for the Treasury Board Secretariat of the Government of Canada and Via Rail Canada. Upon graduating with a Bachelor's degree in Business Administration from Bishop's University in 1974, Ms. Lepine worked for Clarkson Gordon from 1974 until 1980 where she obtained her Chartered Professional Accountant ("CPA") designation in 1978. She obtained her Institute of Corporate Directors Certificate (ICD.D) in 2011. Ms. Lepine was Chair of the Board of Bruyere Continuing Care, a chronic continuing care hospital in Ottawa from 2008-2010 and is currently Treasurer and member of the Board of the Pallium Foundation.

Ms. Lepine's extensive knowledge of the worldwide minting and coinage industries provide the Board with insight and guidance in matters of business planning and growth strategy. She also brings a strong background in finance and accounting to bear as a member of the Audit Committee and as a director.

John (“Jay”) U. Moorhead, age 68, has served as a Director since March 2014, and serves as Chairman of our Compensation Committee. He has been a managing director of Global Power Partners, an investment banking firm, since August 2015. Prior to that, he was a Managing Director at Ewing Bemiss & Co. from 2009 through July 2015, and served in the same capacity at Westwood Capital from 2005 until 2009 and at MillRock Partners from 2003 until 2005. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead served as a director of SGI from 2012 until March 2014. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.

Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has experience in the area of executive compensation, which gives him the experience and ability to serve as Chairman of our Compensation Committee.

Jess M. Ravich, age 63, has served as a Director since March 2014. Mr. Ravich is the CEO and Chairman of the Board of ALJ Regional Holdings, Inc. (NASDAQ: ALJI). From 2012 until 2019, he was a group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as chief executive officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an executive vice president of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a senior vice president at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich served as a director of SGI from 2009 until March 2014. He also serves on the Board of Directors of APEX Global Brands Inc. (formerly The Cherokee Group, Inc.) (NASDAQ: APEX).

Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.

With his extensive background in investment banking and the financial markets, Mr. Ravich provides Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.

Gregory N. Roberts, age 58, has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has served as President and Chief Executive Officer of SGI since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts is a director of SGI (serving as such since 2000). Mr. Roberts also serves as Chief Executive Officer of SGI.

Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of A-Mark. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors. Our directors also discuss business and other matters with the Chief Executive Officer and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.

Mr. Benjamin has served as Chairman of the Board since March 2014. The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.

In fiscal 2020, the Board of Directors met five times. Each director attended at least 75% of the meetings of the A-Mark Board of Directors and Board committees, if any, of which he was a member during the period of the director's service in fiscal 2020.

Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At our Annual Meeting held in October 2019, all of our directors were in attendance.

The Company’s Board of Directors has determined that all nominees for the Board of Directors other than Greg Roberts qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards.

Committees of the Board

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The duties and responsibilities of the Audit Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;
•	to prepare the audit committee report required by the SEC in our annual proxy statements;
•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;
•	to review and discuss with management our earnings press releases;
•

to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non- audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and
•

to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of the Audit Committee are Messrs. Landau (Chairman), Montgomery and Moorhead, and Ms. Lepine. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and meets the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and otherwise satisfies the conditions of The NASDAQ Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, Mr. Landau qualifies as an "audit committee financial expert," in compliance with the rules and regulations of the SEC and The NASDAQ Stock Market.

Compensation Committee

The duties and responsibilities of the Compensation Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to determine, or recommend for determination by our Board of Directors, the compensation of our chief executive officer and other executive officers;
•	to establish, review and consider employee compensation policies and procedures;
•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;
•

to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and
•	to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion.

The members of the Compensation Committee are Messrs. Moorhead (Chairman), Landau and Ravich. Each of the members of the Compensation Committee is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and otherwise satisfies the conditions of The NASDAQ Stock Market rules for compensation committee membership.

Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by the Compensation Committee to advise and assist it with respect to executive compensation matters.  The Committee has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall.  Steven Hall’s services to A-Mark are generally limited to advising on executive and director compensation, the implementation of our compensation programs, governance policies and disclosure matters that relate to compensation or are affected by compensation arrangements.  The Committee has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the Committee.

The Committee often requests our CEO, General Counsel and other senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the Committee or the Board of Directors, and to provide information to the Committee and the Board regarding compensation issues.  These executives provide insight, suggestions and recommendations, as requested by the Committee, regarding executive compensation matters. The Committee also meets with our CEO to discuss his compensation package and his recommendations for other executives.  In this regard, the Committee from time-to-time authorizes the CEO to negotiate on compensation matters and, for non-executive officers, to make determinations regarding compensation.  Members of our management team work with Steven Hall to provide it information and develop proposals relating to the structure of executive compensation, to ensure the accuracy of information provided to the Committee and in implementing our compensation programs.  Ultimately, the terms of compensation of our CEO and other executive officers are subject to the approval of the Compensation Committee.

Nominating and Corporate Governance Committee

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•

to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and
•	to recommend members for each committee of the board of directors.

The members of the Nominating and Governance Committee are Messrs. Ravich (Chairman), Montgomery and Moorhead.  Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines.

Corporate Governance Guidelines

Our Board of Directors has adopted our Corporate Governance Guidelines that set forth our policies and procedures relating to corporate governance. Our Corporate Governance Guidelines are available on our website, www.amark.com.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.

Oversight of Risk Management

Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.  Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.

Code of Ethics

Our board of directors has adopted a Code of Ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our Code of Ethics is available on our website, www.amark.com.

Stockholder Communications to the Board

The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245 or by e-mail to directors@amark.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at www.amark.com/governancepolicies, under “Policy on Reporting Questionable Accounting or Auditing Matters."

Executive Officers

A-Mark’s current executive officers are as follows:

Name	Age	Position(s)
Gregory N. Roberts	58	Chief Executive Officer and Director
Thor G. Gjerdrum	53	President
Brian Aquilino	47	Chief Operating Officer
Kathleen Simpson Taylor	57	Chief Financial Officer, Executive Vice President and Assistant Secretary
Carol Meltzer	61	Executive Vice President, General Counsel and Secretary

See “Information Concerning Directors”, above, for information relating to Mr. Roberts.

Thor G. Gjerdrum was appointed as President on September 7, 2016. Mr. Gjerdrum served as A-Mark’s Executive Vice President and Chief Operating Officer from July 2013 to September 2016 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013. Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in accounting from Santa Clara University.

Brian Aquilino was appointed as Chief Operating Officer on March 9, 2020. Mr. Aquilino has been with A-Mark since 2001, where he served as Director of Operations and then Vice President of Operations since 2011.  Mr. Aquilino has over 25 years of operations experience, including positions at AT&T and Covad Communications.  Mr. Aquilino received a Bachelor of Arts degree from the University of Denver.

Kathleen Simpson Taylor has served as Chief Financial Officer since September 30, 2019.  Prior to that time, she served as Executive Vice President, Controller and Assistant Secretary since November 2, 2017 after serving as Vice President, Controller and Assistant Secretary since January 2016.  Ms. Simpson Taylor formerly held various executive capacities for Mattel, Inc. from 2000 to 2015, including as Vice President, Mattel Division Finance and Vice President, USA Finance, and also served as a member of the Board of Directors of the Mattel Federal Credit Union from 2002 through 2004.  Prior to Mattel, Ms. Simpson Taylor held management positions at Ernst and Young, LLP, in both their US and Spain practice offices.  Ms. Simpson Taylor, a Certified Public Accountant, holds a Bachelor of Science degree in Accounting from Loyola Marymount University.

Carol Meltzer has served as our General Counsel, Secretary and Executive Vice President since March 2014, assuming those offices at the time of the spin-off. From 2006 to the spin-off, she held the positions of General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies, and served in a variety of legal capacities for SGI since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor. Ms. Meltzer also serves as General Counsel, Secretary and Executive Vice President of SGI and as a director of SGI.

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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE SIX NOMINEES DESCRIBED ABOVE.

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PROPOSAL NO. 2 - PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are providing stockholders with the opportunity to cast an advisory vote on the fiscal year 2020 compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including in the compensation tables, the section entitled “Narrative Discussion of Executive Compensation,” and other executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve the fiscal year 2020 compensation of A-Mark’s executive officers named in the Summary Compensation Table, as disclosed in A-Mark’s Proxy Statement dated September 18, 2020, including the compensation tables, the section entitled “Narrative Discussion of Executive Compensation” and other executive compensation disclosures.

Please refer to the sections of this Proxy Statement above for a discussion of our executive compensation practices and the fiscal 2020 compensation of our NEOs.

Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining an experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders.  We believe that our fiscal year 2020 compensation of our executive officers met the objectives of our program and helped to promote our long-term business success.

In making the decision to approve fiscal year 2020 compensation, stockholders are urged to consider the following:

•

A-Mark achieved fiscal year 2020 pre-tax profit of $37.9 million, an increase of $34.6 million (1,055.9%) over fiscal year 2019. The level of pre-tax income achieved in fiscal 2020 dramatically exceeded the target level and maximum level specified for payment of the fiscal 2020 annual incentive award for the CEO and the President based on pre-tax profit.

•

Other performance goals upon which portions of the annual incentive awards were contingent were fully achieved and, in some cases, substantially exceeded.  As a result, the Compensation Committee authorized payout of annual incentive awards to the CEO and the President at the maximum level, 150% of the target level.

•

Discretionary bonuses were granted to executive officers other than the CEO and President, including to the newly promoted Chief Operating Officer, in amounts reflecting the individual efforts of those executives and the contribution of each to our strong fiscal 2020 performance.

•

Equity awards were granted to the CEO, the President and the Chief Operating Officer for fiscal 2020 in connection with their entry into new employment agreements, together with cash sign-on bonuses.  The Compensation Committee regards the value of these awards as reasonable in order to secure a long-term service commitment (including certain covenants for the protection of our business) and as a component of annual compensation.

•	Other compensation, including perquisites, constitute a relatively small portion of an executive officer's total compensation.

The Board and the Compensation Committee believe that the level of compensation of our NEOs for fiscal year 2020 was well aligned with our overall results and appropriate.

As an advisory vote, this proposal is not binding upon A-Mark or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.  If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them as appropriate in making future decisions affecting the executive compensation program.

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OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FISCAL 2020 COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY STATEMENT

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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“GT LLP”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2021.

Stockholder ratification of the selection of GT LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of GT LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of GT LLP will be available by telephone at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

This proposal requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting (or represented by proxy) and voting on the matter.

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THE BOARD OF DIRECTORS CONSIDERS THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020 TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF GRANT THORNTON LLP AT THE MEETING.

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STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at next year’s annual meeting of stockholders and included in A-Mark’s proxy materials for that meeting must be received by A-Mark, addressed to the attention of A-Mark’s corporate secretary, at its offices at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, no later than May 21, 2021 (120 days prior to the first anniversary of the availability of this proxy statement) in order to be included in A-Mark’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting.  In addition, a stockholder who intends to present an item of business at the 2021 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in A-Mark’s proxy materials, must provide notice of such business to the Company on or before May 21, 2021 and must comply with all applicable requirements of the Company’s By-Laws.

OTHER BUSINESS

The Board of Directors has, at the date of this proxy statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy card to vote proxies in accordance with their judgment on such matters.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, A-Mark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by A-Mark. Proxies will be solicited principally through the mail and via electronic communication but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of A-Mark without additional compensation.

A copy of A-Mark’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary, 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245.

It is important that your stock be represented at the Annual Meeting whether or not you expect to attend. The Board of Directors urges you to complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope or follow the instructions for internet voting in this proxy statement.

Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.

If you have any questions about voting your shares, please telephone A-Mark at (310) 587-1477.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

El Segundo, California

September 18, 2020

A-MARK PRECIOUS METALS INC ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/AMRK or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AMRK 2020 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Jeffrey D. Benjamin 02 - Ellis Landau 03 - Beverley Lepine 04 - John U. Moorhead 05 - Jess M. Ravich 06 - Gregory N. Roberts Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 2. To vote, on an advisory basis, to approve the fiscal year 2020 compensation of the named executive officers of the Company For Against Abstain 3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2021. For Against Abstain In their discretion, the proxies are authorized to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box C 1234567890 J N T 1UPX 475996 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03BJNB

The 2020 Annual Meeting of Stockholders of A-MARK PRECIOUS METALS INC will be held on Thursday, October 29, 2020, at 9:00 a.m. Pacific time, virtually via the internet at www.meetingcenter.io/222020988. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is AMRK2020. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: https://annualreport2020.amark.com Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AMRK IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A-MARK PRECIOUS METALS INC Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting October 29, 2020 Gregory N. Roberts and Carol Meltzer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of A-MARK PRECIOUS METALS INC to be held on Thursday, October 29, 2020, at 9:00 a.m. Pacific time or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address Please print new address below Comments Please print your comments below